Exhibit 99.1

C O R P O R A T E    P A R T I C I P A N T S

Joe Bennett Tidewater Inc. - EVP, Chief IR Officer

Jeff Platt Tidewater Inc. - President & CEO

Quinn Fanning Tidewater Inc. - EVP & CFO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Jeff Spittel Clarksons Capital Markets - Analyst

Todd Scholl Wunderlich Securities - Analyst

Jeff Tillery Tudor, Pickering, Holt & Co. - Analyst

Jon Donnel Howard Weil, Inc. - Analyst

Matthias Detjen Morgan Stanley - Analyst

JB Lowe Cowen and Company - Analyst

Joe Gibney Capital One Southcoast, Inc. - Analyst

Richard Sanchez IHS - Analyst

P R E S E N T A T I O N

Operator

Welcome to the fiscal 2014 second quarter earnings conference call. My name is Lorraine and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded.

I would now turn the call over to Mr. Joe Bennett. Mr. Bennett, you may begin.

Joe Bennett - Tidewater Inc. - EVP, Chief IR Officer

Thank you Lorraine.

Good morning everyone and welcome to Tidewater’s second quarter fiscal 2014 earnings results conference call for the period ended September 30, 2013. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format. After the formalities, I will turn the call over to Jeff for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Jeff will then provide some wrap up comments before we open the call for your questions.

During today’s conference call Jeff, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause the actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factor section of Tidewater’s most recent form 10-K.

With that I will turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you Joe and good morning to everyone.

Yesterday afternoon after the markets closed we reported fully diluted earnings per share for our second quarter of fiscal 2014 of $1.09, inclusive of an after-tax $0.06 per share loss on the early extinguishment of debt associated with the Troms entity that we acquired in June 2013. Quinn will provide you with additional details on this transaction and other financing transactions that occurred during the quarter in just a moment.

Operationally, it was a solid quarter. As you probably noted from our press release our vessel revenues of nearly $364 million for the quarter exceeded the upper end of the guidance provided on our last conference call. Equally as important our vessel operating costs of $195 million was below the guidance. Again, Quinn will provide his normal level of detail on our vessel OpEx components and outlook in a moment.

The results this quarter were consistent with our long held view that our business is in the early stages of an up cycle and that we should continue to experience growth in revenue although not necessarily in a perfectly linear fashion. Based on our assessment of the market, developed from contacts with our customers, along with the continued growth in the offshore rig construction backlog to approximately 240 total rigs currently, with nearly 100 projected for delivery before the end of 2014, we remain confident in the outlook.

While there are always macro concerns about oil and gas prices and offshore activity levels in certain geographic markets, these concerns do not appear to be causing our customers to pull back on their plans for increased capital spending next year. Let me mention a few additional points before turning the call over to Quinn.

First, after reporting in our last call that we had incurred two lost time accidents early in the June 2013 quarter, I am pleased to say that we are back on track in the second quarter with the level of safety performance normally reported by Tidewater. No additional lost time accidents this fiscal year and a fiscal year to date total recordable incident rate of 0.16 per 200,000 man hours worked.

As I said last quarter, we used those safety incidents earlier in the year as a clarion call to refocus our efforts on eliminating lost time accidents. Those safety incidents and the recent news of employee kidnappings in Nigeria experienced by one of our competitors are constant reminders of the challenging offshore environment we operate in every day. Whether it’s safety or piracy, we are committed to providing a safe work environment for all Tidewater activity.

Second, let me provide you an update on our Angolan joint venture situation. Although we are not yet at the finish line, as a result of the continued efforts of many at both Tidewater and Sonangol, we believe that the substantive issues between the parties have been resolved. A new definitive joint venture agreement has been drafted and signed by Tidewater and is awaiting signatures by Sonangol’s authorized representatives.

We are also moving forward with certain arrangements that will enable us to address the current working capital situation in Angola, which Quinn will address in more detail in a minute. We hope to have further news to report on these developments in the near future. I remain optimistic that we will soon reach a resolution that is favorable for both Sonangol and Tidewater and that we will participate, as partners, in the expected upswing in activity in Angola that we are beginning to see unfold. However, I caution, as I have in the past, that we will not have a new joint venture agreement until both Tidewater and Sonangol representatives have signed the document.

Now, let me turn the call over to Quinn to discuss our financial results for the quarter and to provide you some commentary about our outlook for the next few quarters. Quinn.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you Jeff. Good morning everyone.

As Jeff mentioned, we put out our earnings press release after the market closed last evening. We expect to file our quarterly report on form10-Q through the EDGAR filing service sometime before the close of business today.

As was case with our June quarter results, our press release included select operating statistics for our newer vessels. The earlier release of results and additional data that is being included are intended to be responsive to recent requests from analysts and investors, so we hope you find our new approach helpful.

Turning to financial results, adjusting for the loss on early extinguishment of Norwegian public bonds that were inherited by Tidewater in the Troms transaction, we reported diluted earnings per common share of $1.15 in the September quarter versus adjusted EPS of $0.69 for the June quarter.

Vessel revenue for the September quarter, at approximately $364 million, exceeded the high end of vessel revenue guidance that I provided in August of $350 million to $360 million. Vessel operating expense for the September quarter, at $195 million, was below my guidance range of $200 million to $205 million.

Our average active vessel fleet was 260 vessels in both the June and September quarters. Average active vessel count in the September quarter reflects the offsetting effects of a full quarter of activity for the acquired Troms fleet, which I am pleased to report has essentially been at 100% utilization since the June closing date, and the stacking of four older vessels in the September quarter.

Consistent with our expectations, utilization of active vessels was up approximately four percentage points quarter-over-quarter, largely reflecting fewer days off hire due to vessels in dry dock. Based on a pretty constructive market backdrop and our current dry dock schedule, we expect utilization of active vessels to remain in the mid-80s in the second half of our fiscal year.

Average day rates were up about 4% quarter-over-quarter, reflecting deepwater vessels continuing to roll over to new charters at current market rates and, on average, a more technologically sophisticated vessel fleet, reflecting, in part, the recently completed Troms acquisition. Vessel revenue in the September quarter also includes approximately $5 million in lump sum mobilization and demobilization fees received, as we are increasingly able to charge our customers to relocate a vessel from one market to another.

Vessel operating expense was pretty flat quarter-over-quarter. Crew costs were up about $7.5 million quarter-for-quarter, primarily reflecting a full quarter’s results of the Troms vessels. Repair and maintenance expense, at approximately $39 million, was down a more-than-expected $9 million quarter-over-quarter, in part due to the undertaking of underwater inspections in lieu of a dry dock, as well as the deferral of a couple of dry docks. Dry docks that were not undertaken in the September quarter will obviously burden some future quarter, but we continue to expect that R&M costs in the second half of our fiscal year will be lower than our R&M costs in the first half of the fiscal year.

Finally, insurance and loss reserves were down a couple of million dollars quarter-over-quarter, reflecting downward adjustments in case-based and other insurance reserves.

As expected vessel level operating margin moved up nicely quarter-over-quarter to approximately 46%.

Looking now at our two key asset classes, for the deepwater class of vessels, which accounted for approximately 56% of consolidated second quarter vessel revenue, average active vessel count was up four vessels quarter-over-quarter to 86 vessels and totaled the same 86 vessels at quarter end. Utilization of the active deepwater vessels, at a very respectable 85%, was basically flat quarter-to-quarter. Average deepwater day rates, at approximately $30,500 a day, were up about 6.5% quarter-over-quarter, again reflecting contract rollovers, a continuing positive trend as to vessel mix, including the addition of the Troms vessels, and lump sum mob and demob revenue.

For the towing supply and supply class of equipment, which was about 37% of consolidated second quarter vessel revenue, average active fleet count was down two vessels quarter-over-quarter to 117 vessels. Utilization of active towing supply and supply vessels was up about five percentage points quarter-over-quarter to approximately 86%. Average towing supply and supply day rates, at $14,300 a day, were essentially flat quarter-over-quarter, though, as Jeff will discuss in a moment, a continuing positive trend in working jackup rigs and recent vessel tender awards should help reduce any excess vessel capacity, which should ultimately lead to day rate improvements for our shallow water class of equipment.

Looking at our geographic reporting segments, for the Sub-Saharan Africa and Europe segment, which accounted for approximately 49% of consolidated second quarter vessel revenue, vessel revenue was up about 14% quarter over quarter, largely reflecting a full quarter’s contribution from the Troms fleet, which is reported within the Sub-Saharan Africa and Europe segment. Excluding Troms, Sub-Saharan Africa and Europe vessel revenue was up about 4% quarter over quarter. The average number of active vessels in Sub-Saharan Africa and Europe was flat quarter over quarter due to the offsetting effects of adding the Troms vessels and the redeployment of a handful of vessels from Africa to the Americas segment.

Utilization in Sub-Saharan Africa and Europe was up about four percentage points quarter over quarter to 81%, which again reflects very good performance out of the Troms team and a particularly heavy dry dock schedule for Sub-Saharan Africa in the June quarter. Average day rates for Sub-Saharan Africa and Europe were up about 7.5% quarter over quarter, again largely reflecting a combined effect of contract rollovers for deepwater vessels and the continuing addition of higher spec equipment through Troms and otherwise.

For the Americas segment, which accounted for approximately 28% of consolidated second-quarter vessel revenue, vessel revenue was up about 13% quarter over quarter. Average active vessels were up two vessels quarter over quarter. Utilization was up approximately two percentage points, and average day rates were up about 2.5% quarter over quarter. Within the Americas segment, average fleet size, utilization and average day rates are all expected to maintain a positive trend for the balance of our fiscal year.

In the MENA segment, which accounted for approximately 14% of second-quarter consolidated vessel revenue, vessel revenue was up about 10% quarter over quarter. Average active vessel count was flat quarter over quarter; utilization of our active vessels in MENA was up about eight percentage points, after a relatively heavy dry dock schedule in the June quarter. Average day rates were essentially flat quarter over quarter.

In the Asia-PAC region, which accounted for about 8% of second quarter consolidated vessel revenue, vessel revenue was off about 13%. Average active vessel count was off two vessels quarter over quarter, and average day rates, at $19,200 a day, were off about 7.5% quarter over quarter.

Utilization in Asia-PAC remained in the high 80s during the September quarter, but we have reduced our vessel count, and therefore, our exposure to Southeast Asia in recent quarters. Activity levels for Tidewater in Australia, however, which tends to command relatively high day rates, due in part to the high labor costs, was also down quarter over quarter. We expect the reduced activity in Australia, however, to be relatively short lived.

As a general matter, I think our team would agree with some of our competitors’ recent comments that the supply/demand dynamic in Southeast Asia is improving as demand continues to slowly trend higher, and the over-supply of vessels that has characterized this area for the last couple of years gradually diminishes. In the meantime, charter opportunities in the Middle East have been more attractive for Tidewater than what we see, at least in the nearterm, in Southeast Asia. As a result, we have moved some equipment westward in recent quarters.

We will gladly return or otherwise add equipment to Southeast Asia whenever it makes economic sense to do so. We believe that our activity levels in Australia will pick up towards the end of fiscal 2014, or early in fiscal 2015.

Looking at relative profitability, vessel margin in the September quarter for the Asia-PAC region was about 35% of vessel revenue. Vessel operating margin for the other three geographic segments fell in a range of 44% to 52%. As mentioned earlier, overall vessel operating margin for the September quarter was approximately 46%.

Below the vessel operating margin line, G&A expense for the June quarter was about $46 million, or down about $4 million from the June quarter. As previously reported, the June quarter included non-recurring costs related to the Troms acquisition and a customs settlement in Equatorial Guinea.

Finally, gains on dispositions, net, was not material to the quarter’s financial results, but we did sell a handful of stacked vessels during the quarter. We expect to further reduce the stacked fleet in the December quarter and beyond.

Turning to our outlook, we remain relatively bullish on the near- to intermediate-term prospects for our business. As a result, we continue to expect that newer vessels within both the deepwater and towing supply and supply classes of equipment will continue to experience high utilization, subject to the normal positive or negative impacts of the timing of dry docks. Similarly, while lump sum mob and demob revenue will wax and wane, we expect overall average day rates to be positively impacted by a still relatively tight deepwater market, which should allow deepwater vessels to continue to roll onto charters that reflect relatively strong market conditions and cover at least a good portion of the costs associated with moving vessels from one market to another. Average day rates should also benefit from the delivery of additional higher spec vessels.

Rate traction in the towing supply and supply class of equipment, however, remains a work in progress.

As we look at our four geographic reporting segments, clearly each geo market has its idiosyncrasies and challenges, but at least in the intermediate-term the positives seem to outweigh the negatives for most markets in which we participate.

The integration of the Troms business is going very well, and we will continue to pursue organic and targeted acquisition opportunities to grow our “cold water” focused activities. I will note, however, that the Troms transaction more directly exposes Tidewater to a seasonal slowdown in the North Sea. We will of course incorporate any expected seasonal slowdown into our quarterly guidance based on the best then available information.

In this context, internal estimates currently peg the December quarter’s vessel revenue somewhere between $365 million and $375 million.

Likewise, based on what we know today, vessel-related OpEx for the December quarter, will probably fall within a range of $200 million to $205 million. Based on the vessel revenue and vessel OpEx guidance ranges provided, vessel operating margin should again be somewhere in the mid-40s.

General and administrative expenses should be in the area of $47 million to $48 million per quarter, reflecting additional shore-based support added in connection with the Troms transaction and staff additions related to other growth initiatives that Jeff will address in a moment.

As to an effective tax rate assumption for fiscal 2014, we are presently assuming a 23% rate for the fiscal year, excluding any discrete items. As always, the geographic mix of pretax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

On a different note, despite good quarterly earnings, particularly in the September quarter, cash flow from operations for the six months ended September 30 was about $10 million, largely reflecting a multi-quarter buildup in working capital that is tied to our Sonatide joint venture in Angola and that has been funded primarily by additional borrowings. In particular, included in trade and other receivables at September 30, there is approximately $280 million related to the Sonatide JV, including cash received by Sonatide from customers and due to Tidewater, costs paid by Tidewater on behalf of Sonatide and amounts due from customers which are expected to be remitted to Tidewater through Sonatide after a new joint venture agreement becomes effective.

Offsetting these amounts is approximately $70 million in commissions payable to Sonatide and other costs paid by Sonatide on behalf of Tidewater. On a net basis, excess working capital tied to our Angolan operations is approximately $210 million at September 30.

As Jeff noted, we are waiting signatures from Sonangol’s representatives for a new joint venture agreement to become effective and we hope to have further news to report on the JV agreement in the near future.

Concurrent with our JV agreement-related negotiations with Sonangol, Tidewater, Sonangol, and local JV management have continued to evaluate the impact of recent changes in Angolan banking and foreign exchange laws with an intent to design and implement procedures that will allow Tidewater to efficiently collect the previously referenced cash that has already been received by Sonatide from customers as well as amounts currently due from customers that we expect to be remitted through the Sonatide JV.

While the implementation of new contracting arrangements and remittance procedures will take time, we have a reasonable understanding of what is now required to make payments through the Angolan banking system in conformity with current Angolan law.

We also hope that we can begin to reduce our large A/R balances over the next couple of quarters. It is likely, however, that Tidewater’s working capital position tied to our Angolan operations will increase before it begins to decline, which will require that we continue to fund our aberrantly high A/R balances.

As to other uses of cash in the first six months of the fiscal year, CapEx, including the Troms purchase, net of assumed debt, was about $350 million.

We also had $140 million scheduled debt maturity in late July, and as noted in our press release, in the September quarter, we also retired a relatively expensive Norwegian kroner-denominated bond, which Troms had issued prior to our June acquisition. Our cost to acquire the NOK-denominated securities was approximately $82 million, or approximately 105% of par.

Given Tidewater’s lower borrowing costs, retirement of the Troms bond was solidly NPV-positive, even at 105. There were a number of other good reasons to eliminate the Troms bond from our capital structure, including a restricted cash requirement and other financial covenants, asset pledges and some additional reporting obligations. The post-closing devaluation of the Norwegian kroner relative to the US dollar, however, made this a pretty easy call, with a good portion of the take-out premium being covered by FX gains that were also realized in the September quarter.

As to financing activity, as previously reported, we priced $500 million in senior unsecured notes late in the September quarter, $300 million of which funded in September and $200 million of which will fund in mid-November. The notes were issued in 7-, 10-, and 12-year maturities, have a weighted average life of a bit less than 10 years, and have a weighted average coupon of 4.86%. We also entered into a couple of sale-lease transactions in the September quarter, generating approximately $65 million in proceeds, and a deferred gain of approximately $31 million.

Total debt at September 30, which obviously includes working capital-related borrowings, was approximately $1.4 billion. Cash at 9/30 was approximately $46 million, and net debt to net book capital at 9/30 was approximately 35%.

Total liquidity at 9/30 was in excess of $600 million, including availability under our bank credit facility and the $200 million delayed funding portion of our recently issued senior unsecured notes.

As to go-forward funding needs, we are assuming that the build up in working capital related to our Angolan operations will continue to require financing for at least the near-term. CapEx in the second half of the fiscal year is expected to be approximately $240 million based on commitments as of September 30, 2013. Total unfunded capital commitments as of September 30 were approximately $644 million. This total includes 31 vessels and other capital equipment, which Jeff will discuss in a moment.

With that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Quinn.

As I stated at the outset of this call, we believe our quarter’s results were solid, and a reflection of both market trends and Tidewater’s ability to capture those upside trends, while effectively managing our vessel operating costs, our dry docking schedule, and our capital deployment. We believe our market is in the early stages of a multi-year uptrend that offers us exciting opportunities around the world to assist our customers in their search for new oil and gas reserves.

In that regard, we believe that the West African market is in the process of ramping up, based on outstanding bids from multiple vessel contracts. We are watching Mexico, a long time and important market for Tidewater, for the government’s progress in attempting to modify the country’s energy legislation that could open up the market to greater exploration and development activity by private oil and gas companies. Deepwater discoveries and the resolution of the US-Mexico offshore border issue is setting the stage for increased offshore drilling and development activity in the coming years.

We have discussed over the past two years our optimism for growth in the Middle East, and specifically in Saudi Arabia, where we have contracted upwards to 20 vessels in the last two years. We were just awarded contracts for an additional six vessels in Saudi Arabia under a recent tender for higher spec vessels that included both towing supply and straight supply vessels. This type of contract award, along with others that we have experienced in the MENA region, is what is necessary for a continued tightening of the global shallow support fleet, which should result in day rate improvements for this vessel class.

As you know, this summer we made a strategic move to enter the North Sea and global “cold water” market with our Troms acquisition. The recent quarter’s activity and pricing levels for this line of a business was generally stronger than originally anticipated. While this short-term trend was a real positive, the important point is the long-term outlook for the North Sea and other “cold water” markets remains very positive. We do, however, anticipate some seasonal volatility over the next two quarters, which is a typical year-end pattern for these “cold water” environments.

As we look around the world, we see more offshore drilling rigs being built and more being deployed. The drilling industry is planning to add a significant number of both deepwater and shallow water rigs to its fleet. There is nearly a 50/50 split between the number of deepwater and shallow water rigs under construction or on order. Still, nearly two-thirds of the active rigs are shallow water rigs, and their utilization rate continues to improve. That should help boost the utilization and day rates for our towing supply fleet, which generally supports shallow water drilling activity and should be an important contributor to our future earnings growth.

While we have reported strong utilization of this vessel class for the past several quarters, we still have not reached an inflection point where global day rates for this vessel class has shown any consistent positive momentum. With approximately 50 additional new jackup rigs expected to be delivered into the global marketplace over the next five quarters and a more limited number of new shallow water OSV deliveries over the same time frame, we are hopeful that the necessary inflection point will be reached during 2014 to provide a basis to support day rates higher in this vessel class. Again, we hope that the recent tender awards in Saudi Arabia are a positive indicator of future market direction for the towing supply class of equipment.

Another trend we see is more nations opening their waters to oil and gas exploration and development. We find operators excited about the opportunities to explore for and develop new large oil and gas deposits in these new markets. That work will generate demand for our vessels for many years into the future, but a growing market for our core business is not the only focus for Tidewater.

As you know, a strategic objective for Tidewater has been to take steps to accelerate our growth while maintaining our financial strength. The Troms acquisition and organic business development efforts in places such as Saudi Arabia and East Africa are good examples of the recent growth initiatives.

I have stated over the last several earnings calls that Tidewater management is continually evaluating opportunities outside our core business to possibly assist with this growth strategy. I am pleased to report that we have recently ordered our first six work-class remotely operated vehicles, or ROVs, which are the primary tools our customers use to observe or work with their sea floor-based infrastructure from the surface. Over the last several months, we have begun to assemble a management and operations team with the capabilities and experience to build a Tidewater ROV-service business. Our long-term objective is to develop a high quality sub-sea business that complements our marine reputation and leverages existing customer relationships and our global operating footprint.

As is the case with all capital investment at Tidewater, our primary intent is to add shareholder value in the quarters and years to come. Initially, our plan is to focus on opportunities where we can offer an integrated ROV and vessel solution to a customer. We expect to ramp this business such that it becomes a $50 million to $100 million annual revenue business within a three- to five-year time frame while being accretive to Tidewater’s operating margin, earnings and return on capital employed.

In addition, we expect that this initiative will more broadly expose Tidewater to the full “life-of-field” work scope, in addition to our more traditional market segments of exploration and development support, which are largely rig-driven activities. Our $30 million investment in ROVs is only an initial step in our evolving long-term sub-sea strategy.

In closing, let me say that we are pleased with our recent earnings performance. The underlying fundamentals of our industry are strengthening, and we are well positioned with the largest number of modern vessels in the industry, a global footprint that allows us to move vessels to the most active and profitable geographic regions, a solid balance sheet with ready liquidity, and expanding capability to meet our customers’ needs with our entry into the sub-sea business.

Without diminishing the challenges that are inherent in a capital-intensive, cyclical and global business, our goal remains to build a stronger, more profitable company that is positioned to capitalize on a greater range of future offshore opportunities.

With that, we are now ready to take your questions. Lorraine.

Q U E S T I O N    A N D    A N S W E R

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions)

Our first question comes from Jeff Spittel, from Clarkson Capital Markets.

Jeff Spittel - Clarksons Capital Markets - Analyst

Thank you. Good morning, guys.

Jeff Platt - Tidewater Inc. -President & CEO

Good morning, Jeff.

Jeff Spittel - Clarksons Capital Markets - Analyst

Maybe if we could start off with your comments on the initial phase of the ROV services business. Is there a specific geographic area where you think things are most fertile to attack initially?

Jeff Platt - Tidewater Inc. - President & CEO

No, Jeff, again, when you look at our footprint, where we are in virtually every offshore oil and gas environment, deepwater and shallow, certainly the ROVs have a little bit more application in the deepwater, but no, there’s not one geographic area. And again, playing off Tidewater’s geographic strength by lets us be able to provide those services where it makes the most sense for us.

Jeff Spittel - Clarksons Capital Markets - Analyst

Okay. And then — I appreciate the comments on the seasonality and the impact from the Troms vessels with the addition of the Sub-Saharan African and European fleet. You did see a nice move-up in utilization in the deepwater component of that fleet in the second quarter. Given the seasonality in the next few quarters in the North Sea, would it be reasonable to expect something in between where we were in the second quarter and the first quarter for the rest of the year?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Remember, the first fiscal quarter really just had 24 days, or something like that, of Trom’s results, given the date which we closed the transaction. As I indicated in my comments, the Troms team’s really been knocking the cover off the ball since we closed the deal, and they don’t exclusively operate in the North Sea. As I think most people on the call are aware, they’ve got a couple vessels supporting a project in eastern Canada, and we do have some term coverage in the Norwegian sector of the North Sea, but like everybody that has spot exposure to the North Sea, Troms will probably experience lower utilization. I think that will be somewhat offset by a fewer number of dry docks in the African business in the second half of the year than the first half of the year. As I indicated, we think the segment overall and the Company overall would probably be in the mid-80s utilization-wise as we play out the last two quarters of the year.

Jeff Spittel - Clarksons Capital Markets - Analyst

All right. Appreciate it.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Some offsetting positives and negatives in the coming quarters. Positives, I’d also put out there are continued delivery of new equipment. Somewhat different than what we saw 12 months ago, customers are contracting before vessels are delivered, at this point.

Jeff Spittel - Clarksons Capital Markets - Analyst

Job well done this quarter. Thank you, gentlemen.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Jeff.

Operator

Todd Scholl, Wunderlich Securities.

Todd Scholl - Wunderlich Securities - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc.- President & CEO

Good morning, Todd.

Todd Scholl - Wunderlich Securities- Analyst

Congratulations on a really solid quarter. My first question is also going to relate to the subsea business that you are looking to get into. Now, you are buying ROVs. Will you use existing vessels to support this business, or make conversions to make them more subsea-related vessels, or should we expect for you guys to order fit-for-purpose built subsea vessels in the future?

Jeff Platt - Tidewater Inc.- President & CEO

Todd, when you look at the fleet today, and before we made the announcement on the ROVs, we have vessels that deploy ROVs in operation today. So it’s not like it’s something that we’re not already at least associated with. And secondly, we do have some specialty vessels where the ROV is certainly part of it. The Tidewater Enabler has been such a vessel. It’s been in the fleet for probably three or four years now. So we got into that.

But to answer your question more directly, we certainly think that the initial steps and where we will move out quickly with, would be to use the existing fleet that we have to expand the capabilities and the service offering to our clients. And as I did say in my statements, that this is a first step, so this is not the end game, if you will, for Tidewater. Ultimately, would we certainly look potentially at specialized equipment? That’s certainly in the playing field, but I will tell you that we’re not going to take the — build it and they will come — mentality that we sort of see other people do. It will be a measured approach where we absolutely bring value and can make this thing pay off for us.

Todd Scholl - Wunderlich Securities - Analyst

Okay. Great. That’s helpful. And can I ask you another question related to the Sonatide joint venture? I know in the past, you haven’t been willing to comment much on this. But since it seems like you are getting closer, I was just curious, in your discussions — before, I believe, that the Sonatide JV had a term and it had to be renewed. Will the new joint venture also have to have a term? And if so, have you guys — what type of term should we expect for that?

Jeff Platt - Tidewater Inc.- President & CEO

Todd, I really don’t want to get into the details, because again, it is still a process, as I have described. While we certainly believe, and I think we are at a point that while all of the issues have been agreed to, it’s not an executed contract. Nonetheless, it is a contract, and contracts do have terms. So yes, there will be a term. I just prefer not to go a whole lot more detailed than that right now.

Todd Scholl - Wunderlich Securities - Analyst

Okay. Great. I appreciate the color. Thank you.

Operator

Jeff Tillery, Tudor and Pickering.

Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

Hi. Good morning.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Jeff.

Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

Given the context you laid out in the shallow water market, with the rigs coming to market and relatively few vessels coming to market, how does that influence the way you guys think about potential vessel acquisitions for that piece of the puzzle, or for capital allocation going forward, just in general?

Jeff Platt - Tidewater Inc. - President & CEO

You know, Jeff, we’re several years — and that’s probably being a little bit of an understatement — into the fleet recapitalization process. So it’s not something that has just recently dawned on us. When we look at that, certainly the replacement of what had been the Tidewater legacy fleet, we’ve been — we’ve moved on to that. We don’t necessarily, and don’t let near-term or short- term viewpoints dictate our capital investments.

We’re in this for the long haul. These are 25-year assets. I don’t think you’re going to see what would be a knee jerk reaction to that phenomenon. We’ve set out a plan that has been well thought out, I believe, under Dean Taylor, my predecessor. We have been walking along and implementing that. I think we are very comfortable that strategically we have moved to a place that we need to be. And again, you are not going to see an abrupt change in it. We will add equipment as we deem necessary to meet our clients’ needs today and into the future.

Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

That makes sense. And then just one more question around the accounts receivable in Angola. The comment earlier was around $210 million of excess working capital. I just want to make sure I heard that correctly. Basically, above and beyond what you think is going to be normal out of that venture. Is that correct?

Quinn Fanning - Tidewater Inc. - EVP & CFO

That’s correct Jeff. It’s really two pieces, one of which is amounts due from the joint venture. That was a $280 million number. We also have payables, including commissions and otherwise, back to Sonatide of about $70 million. So the net number that I referenced of $210 million was that $280 million minus the $70 million, and that’s what I would characterize as current excess working capital position tied to the Sonatide joint venture. And again, I mentioned — assuming the joint venture gets executed as expected — we will probably see that working its way down slowly over the next couple of quarters. At least that’s our hope.

Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

Sounds reasonable. Obviously, it’s dependent on when that agreement is issued or becomes —

Quinn Fanning - Tidewater Inc. - EVP & CFO

I didn’t catch the last part, Jeff.

Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

It’s reasonable post-execution of that agreement to think about that working capital coming in over the following year. Is that reasonable?

Quinn Fanning - Tidewater Inc. - EVP & CFO

It’s tough to put a fine point on the timing of balance sheet balances, but again, we believe that the current levels are aberrantly high, and they will come down following the execution of a joint venture agreement by Sonangol. But we should be clear — the nature of our business is that our operations require an investment of working capital. Today, we just happen to be sitting on a particularly high level of investment in that regard.

Jeff Tillery - Tudor, Pickering, Holt & Co. - Analyst

Great. Thank you very much.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you.

Operator

Jon Donnel, Howard Weil.

Jon Donnel - Howard Weil, Inc. - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Jon.

Jon Donnel - Howard Weil, Inc. - Analyst

Nice step-up in the deepwater day rates over the quarter. It seemed like it was pretty broadly spread across all your geographic areas. I was wondering if there was any change in maybe the term mix, if there are some shorter term contracts that influenced that, or if you still were seeing the typical rollover, the old contracts being more of a factor?

Jeff Platt - Tidewater Inc. - President & CEO

Jon, we are just seeing the normal turnover in the contracts. There has been no appreciable change. It’s not that we place a disproportionate number of shorter term contracts that’s driving that number.

Jon Donnel - Howard Weil, Inc. - Analyst

Okay. Great. That’s good to hear. Then just maybe more broadly for the industry regarding some of the delivery schedules for the new vessels. It seems like we’re starting to see some of the scheduled deliveries, particularly for 2013, slipping here. I wonder if that’s creating any opportunities for you guys to be perhaps buying more vessels out of a shipyard, or if you’ve got a feel for maybe if this is just more of a — there is too much capacity trying to be pumped to the shipyards right now that’s driving more of that. And maybe how you see the expectations flowing through the remainder of this year and then 2014 in terms of the timings overall and the market in terms of the supply and demand balanced out.

Jeff Platt - Tidewater Inc. - President & CEO

Jon, this is not a 2014 phenomenon. Every year, there are the projected deliveries that are quite high over last several years. And then when you look at it, there is just no way that it’s going to make that. So I don’t think this is necessarily unique to where we are. Does it change, again, our viewpoint?

We look at vessel acquisitions from the same lens that we always have. Our bias would be for new equipment. We would want to buy equipment that’s already committed to the industry. That’s where we look first. We’ve got to make sure we get the right piece of equipment at the right price. We don’t necessarily want to add to the overall order book, but we do reserve the right, and we have when the pricing or the valuation by owners today make it where it’s beneficial for us to add to the order book, we would. So, no, it doesn’t change our viewpoint as to where we look to make our next acquisition.

Quinn Fanning - Tidewater Inc. - EVP & CFO

I would add to Jeff’s comments that we have had a history of opportunistically buying equipment when others, because they had excess leverage or excess capital equipments, and for whatever reason were not desirous of seeing a project to its finish, have stepped into those shoes, and I think have a pretty good track record in that regard. We don’t have a strategy, however, of inheriting somebody else’s construction project that’s going sideways. But, I think others have talked on their calls about labor shortages and production bottlenecks in regards to key equipment and the like.

As Jeff indicated, that is true today. It’s also been true historically. I think what I would highlight is that while we have a 31-vessel project construction queue, relative to the overall size of our fleet, it is much smaller than some of the other companies’ exposure in the construction market. But, I think we’re pretty comfortable with where most of our construction projects stand today. And we have highlighted in prior filings where we’ve had disagreements or other issues with shipyards, but we’re pretty comfortable with both our surety support of our projects, as well as the yards that we’re working through and the status of most of those projects.

Jon Donnel - Howard Weil, Inc. - Analyst

Great. I appreciate the information there. Thanks for taking my questions.

Operator

Matthias Detjen, Morgan Stanley.

Matthias Detjen - Morgan Stanley - Analyst

Hello, gentlemen. I have one question regarding the Asia Pacific. So we saw that rates come down this quarter, and you were talking about how there was a long-term improvement, which was like to happen in the region. When should we think about this materializing, and going forward, do you think in the next quarter that rates would rather go up, or they would stay at the same level? Maybe if you could give us a bit more color there.

Jeff Platt - Tidewater Inc. - President & CEO

Matthias, it’s one thing to remember, in our Asia Pacific, you really have two different markets. You have Australia, which are relatively high spec, very high day rates, because again, it’s different types of equipment than the rest of the geographic area. So when you see some changes like that, you also have what can be — just a few vessels in between contracts in Australia or moving out of Australia can really move that day rate. So you’ve got to be careful there.

Again, can we point to it and say the oversupply in the market is going to be June of next year? I don’t think anyone can point to that. The number of working rigs has continued to increase in that region going back several quarters. We have talked about that. So, again, I think it’s going to be a little ways into the future, but again, the trends are positive, and that’s what we see.

Matthias Detjen - Morgan Stanley - Analyst

Okay. That’s very helpful. Thank you, gentlemen. That’s it for me.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you.

Operator

JB Lowe, Cowen and Company.

JB Lowe - Cowen and Company - Analyst

Hey good morning, guys. Congrats on a nice quarter. I just had a quick question on the ROV investment. When would we see these ROVs start to hit? When are you going to put them into operation?

Jeff Platt - Tidewater Inc. - President & CEO

Well again, we placed the order and actually, we’ve taken delivery of the first pieces of equipment. So we are at the early stages of that. Our intention is to not to have this equipment sit on the shelf. It’s to get it out. But again, we are assembling the team. So, I would think that the first commercial operations are not too far down the road.

JB Lowe - Cowen and Company - Analyst

Okay. And just in terms of synergies, you guys already own the boats that ROVs are deployed from, yes? So you will just be using ROVs that you own rather than someone else’s ROV. Is that kind of how to look at it?

Jeff Platt - Tidewater Inc. - President & CEO

Not necessarily. Again, the client is the one who ultimately will decide who the service providers are. And yes, there are ROVs today that are deployed from Tidewater vessels. Our intention is to package that in a way that I think answers and does more with that vessel for a given client to really provide a better value spread for them initially. That’s the plan.

JB Lowe - Cowen and Company - Analyst

Okay. And is there going to be the need for some additional investment to get some of your vessels equipped with ROV deployment equipment, or is that kind of stuff already on the vessels that you have?

Jeff Platt - Tidewater Inc. - President & CEO

There may be some modifications, but not a big significance, per se. In the ROV purchasing, you purchase not only the ROVs, but there is the deployment capabilities and the surface instrumentation. So it’s not a significant modification for most applications.

JB Lowe - Cowen and Company - Analyst

I got you. Okay. Thanks so much.

Jeff Platt - Tidewater Inc. - President & CEO

Yes. Thank you.

Operator

Joe Gibney, Capital One.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Thank you. Good morning.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Joe.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

Just a quick question, Jeff. Just wanted to dig a little bit more on the shallow water rate outlook. It’s a bit of a reading the tea leaves a little bit on what you’re saying in the next couple quarters. Your big picture commentary is consistent with the rig deliveries that are coming. Still sounds like a bit of a work in progress.

I think last quarter you guys characterized balance of the year shallow water rate forecast as potentially flat. That was your internal forecast, but you deemed that to be somewhat conservative. Can you maybe just give us an update on what you are seeing? It sounds like — obviously, timing is difficult to predict. From what you’re saying for the balance of the year on sort of shallow water rate outlook, is that still consistent? It’s flat from here the next couple quarters for what you are seeing?

Jeff Platt - Tidewater Inc. - President & CEO

Joe, trying to hit that inflection point, we have been very cautious in the past. Certainly, utilization has to lead it. Our utilization is very high in that, it’s the mid-80s. The single largest public competitor that’s in that market also is reporting, or has reported in the past, some pretty high utilization, as well. I am pretty reticent to go ahead and tell you we are going to see a whole lot of improvement in a very short time, or pick a date, if you will. I just think it’s going to be steady improvement, some improvement with it, high utilization has to precede the day rates. When it actually hits, Joe, gosh — if I could predict that, I’d be probably doing something else besides trying to run a boat business.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

I understand. Fair enough, gentlemen. I appreciate it.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Hello, Joe. One thing I’ll mention is that the guidance I provided does not have embedded within it some significant improvement in average day rates within the towing supply and supply class. So I think our comments from our prior call remain applicable, which is our forecast remains for flat day rates in the fiscal year. We hope and believe that will ultimately turn out to be conservative based on the leading indicators that Jeff was highlighting, both in regards to rig activity and vessel tender awards. I don’t want to say “hope springs eternal,” but, we are not forecasting a significant step-up in rates, but we still hope that will ultimately turn out to be the case.

Jeff Platt - Tidewater Inc. - President & CEO

And Joe, it’s not just hope. I can tell you we are trying and doing everything we can to get that day rate moving, that day rate traction.

Joe Gibney - Capital One Southcoast, Inc. - Analyst

No, well understood. I appreciate it. Thank you.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you.

Operator

Richard Sanchez, IHS.

Richard Sanchez - IHS - Analyst

Good morning, gentlemen. My question was regarding Brazil. I understand that Petrobras has undergone some significant changes in the tendering process, favoring locally established companies and fuel efficiencies. And I was wondering how you thought this might impact Tidewater?

Jeff Platt - Tidewater Inc. - President & CEO

Richard, the changes that favor local companies, I think that’s not a recent phenomenon at all. We’ve been in Brazil for quite some time. And again, back with fuel efficiencies, I was the country manager in Brazil going back 15 years ago, and I can tell you that part of their contract specifications included fuel utilization. So again, that’s not necessarily a new phenomenon, as well. So overall, to answer your question, I really don’t perceive either of those as really affecting Tidewater in an appreciable way.

It’s a tough market to operate in. We have been there for a long time. We have seen our market shares sort of ebb and flow and increase. You have to pick the right time to be an operator down there. Some others have jumped in when they were kind of forced to by external requirements. And it’s not a market that you play at. It’s one that we intend to participate in, but also participate in in a profitable manner.

Richard Sanchez - IHS - Analyst

Thank you very much.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you Richard.

Operator

Thank you. We have no further questions at this time.

Joe Bennett - Tidewater Inc. - EVP, Chief IR Officer

Well, We thank everyone for their time this morning. We know it’s a busy time for everyone. Thank you again for your interest in our Company. Have a good day.

Operator

Thank you. And thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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